UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2020

Thunder Energies Corporation

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-54464	45-1967797
(Commission File Number)	(I.R.S. Employer Identification No.)

111 Moorings Dr., Lantana, Florida 33426

(Address of principal executive offices)

(561) 560-4302

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

On March 24, 2020, Saveene.Com Inc., a Delaware corporation (d/b/a Saveene) (the “Purchaser”) acquired 50,000,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) of Thunder Energies Corporation (the “Company”), from Mina Mar Group Corp, a Florida corporation. Each share of Preferred Stock is entitled to fifteen (15) votes per share and at the election of the holder converts into ten (10) shares of Company common stock, so at the completion of the stock purchase, the Purchaser owns approximately 98.6% of the fully diluted outstanding equity securities of the Company and approximately 99% of the voting rights for the outstanding equity securities. The purchase price of $500,000.00 for the Preferred Stock was paid in cash. The consideration for the purchase was provided to the Purchaser from the private funds of the principal of the Purchaser. The purchase of the Preferred Stock was the result of a privately negotiated transaction and consummation of the purchase resulted in a change of control of the Company.

In connection with the sale of the Preferred Stock, all existing officers, directors and board members with the Company remained undisturbed.

Except as described herein, there are no arrangements or understandings among members of both the former and new control persons and their associates with respect to the election of directors of the Company or other matters.

Item 8.01 Other Events

On March 24, 2020, Thunder Energies, Inc. announced its operational affiliate plans with Saveene.Com Inc. (Saveene) the preferred shareholder. Under the agreement, Saveene will grant Thunder Energies access to several yachts and jets for the purpose of offering these vessels to the end-user and the general public for sale and or charter. Additionally, Thunder Energies will gain access to several patent-pending technologies the entire Saveene back office that focuses on the yacht and jet industry sector. This operational affiliate plan with Saveene.Com will allow Thunder Energies to offer a white-label type solution and OEM or original equipment manufacturer under Thunder Energies, Inc. own brand name being Nacaeli brand dispensing the need to acquire and carry any inventory. All future Thunder Energies, Inc. and or Nacaeli brand fulfillment orders general maintenance, and upkeep matters such as mechanical repair, buffering, and similar will be outsourced other than administrative operational and corporate governance tasks.

On March 24, 2020, Thunder Energies, Inc. held a meeting and voted to create two separate classes of preferred shares. Class “B” and class “C’ preferred shares. One class of shares B would be used to offer securitization for the watercraft while class C preferred shares would be used in conjunction with the securitization of air crafts.

Series B Convertible Preferred Stock (the “Preferred Stock”) was authorized for 10,000,000 shares of Thunder Energies Corporation (the “Company”), Each share of Preferred Stock is entitled to one thousand (1,000) votes per share and at the election of the holder converts into one thousand (1,000) shares of Company common stock, so at the completion of the stock purchase, the Purchaser owns approximately 100% of the fully diluted outstanding equity securities of the Company and approximately 100% of the voting rights for the outstanding equity securities. The consideration for the purchase was provided to the Purchaser from the private funds of the principal of the Purchaser.

Series C Non-Convertible Preferred Stock (the “Preferred Stock”) was authorized for 10,000,000 shares of Thunder Energies Corporation (the “Company”), Each share of Preferred Stock is entitled to one thousand (1,000) votes per share and at the election of the holder. The series C is Non-Convertible Preferred Stock. The Purchaser owns approximately 100% of the fully diluted outstanding equity securities of the Company and approximately 100% of the voting rights for the outstanding equity securities. The consideration for the purchase was provided to the Purchaser from the private funds of the principal of the Purchaser.

Regarding a Company note obligation of $85,765.75 now due/new balance of $115,423.40 held by Emry, Capital Inc. was partially sold $35,000 of the face amount to the preferred shareholder Saveene. Saveene intends to convert this $35,000 purchase into 5,000 shares into series B and 10,000 shares of series C shares. The face amount of the Company note obligation post the aforementioned conversions and purchases is $85,422.70.

On March 24 2020 Thunder Energies secured a revolving line of credit of up to $2,000,000.00 at prime plus 5%. The Company intends to use these funds for future expansions, growth and other acquisitions in the same leisure/entertainment/sports entertainment or similar industry space.

Signature Page Follows

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 24, 2020

THUNDER ENERGIES CORPORATION

By:	/s/ Andrea Zecevic
Andrea Zecevic Chief Executive Officer

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